Exhibit 99.1

Contact:	Charlene Hamrah (Investment Community) (212) 770-7074 Chris Winans (News Media) (212) 770-7083
AIG REPORTS FIRST QUARTER 2008 RESULTS
     NEW YORK, NY, May 8, 2008 — American International Group, Inc. (AIG) today reported that the continuation of the weak U.S. housing market, the disruption in the credit markets, as well as equity market volatility, had a substantial adverse effect on its results for the first quarter ended March 31, 2008. These factors were primarily responsible for AIG incurring a net loss for the first quarter of 2008 of $7.81 billion or $3.09 per diluted share. The net loss, as reported, includes the effect of economically effective hedging activities that did not qualify for hedge accounting treatment under FAS 133 or for which hedge accounting was not applied, including the related foreign exchange gains and losses. For the 2007 first quarter, in which none of these external conditions existed in a material fashion, AIG reported net income of $4.13 billion or $1.58 per diluted share. First quarter 2008 adjusted net loss, as defined below, was $3.56 billion or $1.41 per diluted share, compared to adjusted net income of $4.39 billion or $1.68 per diluted share for the first quarter of 2007.
     AIG emphasized that despite the difficult environment and its resulting effect on AIG’s overall financial performance for the first quarter, core insurance businesses continue to perform satisfactorily. AIG is confident that, although present economic conditions are difficult, AIG’s unmatched competitive advantages, strong brand, and unmatched global franchise position it extremely well for the future.
     AIG also today announced a plan to raise approximately $12.5 billion in capital to fortify its balance sheet and provide increased financial flexibility. The capital is to be raised through a common stock offering and an equity-linked offering for an aggregate of approximately $7.5 billion. At a later date AIG also expects to issue high equity content fixed income securities. These offerings are designed to further strengthen AIG’s significant financial resources and will enhance its ability to grow while maintaining the strength to withstand potential short-term market volatility.

FIRST QUARTER
(in millions, except per share data)

				Per Diluted Share
	2008	2007	Change	2008	2007	Change

Net income (loss)	$(7,805)	$4,130	—	$(3.09)	$1.58	—
Net realized capital gains (losses), net of tax	(3,963)	(56)	—	(1.57)	(0.02)	—
FAS 133 gains (losses), excluding net realized capital gains (losses), net of tax (a)	(281)	(205)	—	(0.11)	(0.08)	—

Adjusted net income (loss)	$(3,561)	$4,391	—	$(1.41)	$1.68	—

Effect of Capital Markets unrealized market valuation (losses) on super senior credit default swaps, net of tax	$(5,920)	—	—	$(2.34)	—	—
Average shares outstanding (b)				2,528	2,621

(a)	Represents the effect of hedging activities that did not qualify for hedge accounting treatment under FAS 133, including the related foreign exchange gains and losses. In the second quarter of 2007, AGF and ILFC began applying hedge accounting to most of their derivatives hedging interest rate and foreign exchange risks associated with their floating rate and foreign currency denominated borrowings.

(b)	As a result of the loss reported in first quarter 2008, basic shares outstanding were used for this period.
     Included in the first quarter 2008 net loss and adjusted net loss was a pre-tax charge of approximately $9.11 billion ($5.92 billion after tax) for a net unrealized market valuation loss related to the AIG Financial Products Corp. (AIGFP) super senior credit default swap portfolio.
     First quarter 2008 results included pre-tax net realized capital losses of $6.09 billion ($3.96 billion after tax) primarily from other-than-temporary impairment charges in AIG’s investment portfolio. This compares to pre-tax net realized capital losses of $70 million ($56 million after tax) in the first quarter of 2007. The 2008 other-than-temporary impairment charges resulted primarily from the severe, rapid declines in market values of certain residential mortgage backed securities and other structured securities in the first quarter for which AIG concluded it could not reasonably assert that the recovery period would be temporary.
     At March 31, 2008, AIG’s consolidated assets were $1.051 trillion and shareholders’ equity was $79.70 billion. Shareholders’ equity declined from December 31, 2007 due to the first quarter 2008 net loss and an additional $6.82 billion in after tax unrealized depreciation of investments reported in accumulated other comprehensive income (loss). Additionally, opening 2008 shareholders’ equity included a $1.11 billion after tax decrease due to the cumulative effect of adopting FAS 157 and FAS 159. Book value per share at March 31, 2008 was $31.93.
     Commenting on first quarter 2008 results, AIG President and Chief Executive Officer Martin J. Sullivan said, “AIG’s results do not reflect the underlying strengths and potential of AIG; rather they reflect the extremely adverse external conditions affecting the spectrum of companies exposed to the U.S. residential housing, credit and capital markets. The sizable unrealized losses and decline in partnership income were among the key drivers impairing our overall net performance. With that said, it is important to underscore that our operating strategies are working well in our core insurance businesses. We believe that our businesses provide an attractive foundation for growth for AIG over the long-term. As part of this effort, we are taking appropriate strategic actions to ensure our businesses are well positioned to capitalize on opportunities provided by the current environment.

     “While we anticipated a difficult trading environment, the severity of the unrealized valuation losses and decline in value of our investments were beyond our expectations. Current market conditions also contributed to a significant decline in partnership income compared to a record level in the first quarter of 2007, as well as to declines in mutual fund income. However, the underlying fundamentals of our core businesses remain solid, and several performed quite well in the quarter, despite the challenging environment many faced. Top line production was very strong in many of our businesses including Foreign General, Foreign Life and ILFC. Operations facing competitive market challenges, such as Commercial Insurance and Domestic Life Insurance, are maintaining their focus on profitable growth.
     “Despite the challenges of today’s markets, our talented and dedicated employees remain focused on serving our clients and executing our global growth strategies. We have established, well run businesses in our chosen markets around the globe and are confident we have the right strategies and resources to succeed. With the support of the newly added capital, we have every confidence in our ability to respond to today’s market conditions and opportunities that may arise.”
GENERAL INSURANCE
     General Insurance first quarter 2008 operating income before net realized capital gains (losses) declined 45.9 percent to $1.61 billion compared to the first quarter of 2007. These results reflect lower underwriting profit, principally in AIG Commercial Insurance, Mortgage Guaranty and Personal Lines, and lower net investment income. First quarter 2008 General Insurance net investment income declined 22.9 percent as increased interest and dividend income was more than offset by lower partnership and mutual fund investment income compared to the first quarter of 2007.
     AIG Commercial Insurance (formerly Domestic Brokerage Group) first quarter 2008 operating income was $958 million, a decline of 48.3 percent compared to the first quarter of 2007, due to declines in both underwriting profit and net investment income. Underwriting results declined as the current accident year loss ratios increased as a result of property losses, including the Atlanta tornados, and workers’ compensation. The current accident year loss ratio remained largely unchanged from the prior year for other classes of business. Additionally, Commercial Insurance experienced unfavorable prior year loss development, when excluding favorable development on loss sensitive policies that resulted in return premiums in the first quarter of 2008, compared to favorable prior year loss development in the first quarter of 2007. The unfavorable prior year loss development in the first quarter of 2008 primarily related to certain excess casualty losses. First quarter 2008 net premiums written declined 14.9 percent to $5.11 billion compared to the first quarter of 2007, primarily due to the return of $339 million in premiums related to loss sensitive policies and declines in workers’ compensation premiums due to reductions in statutory rates and increased competition.
     Personal Lines first quarter 2008 operating income was $7 million compared to $105 million in the first quarter of 2007. The loss ratio increased 8.53 points compared to the first quarter of 2007 due to an increase in the current accident year loss ratio and unfavorable loss reserve development on prior accident years. Net premiums written increased 4.8 percent on continued growth in the Private Client Group, while direct and agency auto premiums were virtually unchanged.
     United Guaranty Corporation (UGC) reported an operating loss of $352 million in the first quarter of 2008, compared to operating income of $7 million in the first quarter of 2007. These results reflect increased losses incurred in both the domestic first- and second-lien businesses. First quarter 2008 net premiums written increased 14.3 percent compared to the first quarter of 2007, primarily due to growth in domestic first-lien premiums.

     Foreign General first quarter 2008 operating income declined 6.4 percent to $818 million compared to the first quarter of 2007. Solid core underwriting results and related premium growth were offset by decreases in partnership and mutual fund investment income. The first quarter 2008 combined ratio increased to 81.94 from 79.22 in the first quarter of 2007, due to lower favorable loss development, higher severe but non-catastrophic losses and increased expenses related to the costs of realigning certain legal entities and higher acquisition costs related to an increase in consumer lines. Net premiums written increased 10.5 percent in original currency compared to the first quarter of 2007, as new commercial lines business in Europe, accident & health production in multiple regions and growth in all lines in Latin America offset declining premiums in our Lloyd’s syndicate Ascot as well as in aviation and auto lines.
     At March 31, 2008, General Insurance net loss and loss adjustment reserves totaled $70.51 billion, a $1.22 billion increase from December 31, 2007. First quarter 2008 net loss development from prior accident years, excluding accretion of discount was favorable by approximately $164 million, including approximately $339 million of favorable development relating to loss sensitive business which was offset by an equal reduction in earned premiums. The overall favorable development consisted of approximately $572 million of favorable development from accident years 2003 through 2007, partially offset by $408 million in adverse development from earlier accident years. Excluding the favorable development from loss sensitive business and accretion of discount, net loss development for the first quarter of 2008 was adverse by approximately $175 million, which consisted of $269 million of favorable development from accident years 2003 through 2007, offset by $444 million in adverse development from earlier accident years.
LIFE INSURANCE & RETIREMENT SERVICES
     Life Insurance & Retirement Services first quarter 2008 operating income before net realized capital gains (losses) was $2.54 billion, essentially unchanged compared to the first quarter of 2007, as net investment income and certain products continue to be negatively affected by the volatile capital markets.
     First quarter 2008 Domestic Life Insurance operating income was $418 million, a 17.1 percent increase compared to the first quarter of 2007. These results reflect increased life insurance in-force and payout annuity reserves, favorable mortality in certain product lines and lower amortization of deferred acquisition costs (DAC) related to realized capital losses. Periodic premium sales in the quarter increased 6.6 percent, primarily the result of strong private placement variable universal life sales, offsetting weakness in term and universal life sales.
     Domestic Retirement Services operating income in the first quarter of 2008 was $663 million, essentially unchanged compared to the first quarter of 2007. First quarter 2008 results were adversely affected by lower partnership and other yield enhancement income, as well as spread compression on base yields as a result of increased levels of cash and short-term assets. These results were partially offset by lower DAC amortization due to the effect of net realized capital losses. The significant increase in individual fixed annuity deposits was due to the continued improvement in the yield curve environment and less competitive crediting rates from bank and money market fund products. Surrender rates decreased and net flows improved for all three Retirement Services product lines compared to the first quarter of 2007.

     Foreign Life Insurance & Retirement Services first quarter 2008 operating income was $1.46 billion, a 4.1 percent decline compared to the first quarter of 2007. Net investment income before policyholder investment income and trading gains and losses was adversely affected by a sharp decline in partnership and unit investment trust income.
     The quarter’s underlying results reflect strong growth in life insurance reserves and annuity assets as well as the favorable effect of foreign exchange translation. Premiums, deposits and other considerations increased 21.5 percent compared to the first quarter of 2007. Sales of investment-oriented life products remained strong in the first quarter of 2008, especially single premium production in Japan, Asia and the U.K. Personal Accident & Health premiums increased in all regions and included strong single premiums sales of a new product launched in the recently deregulated bank channel in Japan. Group products reported increased production in Europe, Brazil, the Middle East and Asia. Fixed annuity deposits in Japan increased as the Yen strengthened, while variable annuity production increased on continued strong deposits growth in the U.K. and a new product launched in Taiwan.
FINANCIAL SERVICES
     In the first quarter of 2008, Financial Services reported an $8.55 billion operating loss, before net realized capital gains (losses) and the effect of economically effective hedging activities that did not qualify for hedge accounting treatment under FAS 133, compared to operating income of $444 million in the first quarter of 2007.
     First quarter 2008 Aircraft Leasing operating income was $272 million, a 40.9 percent increase compared to the first quarter of 2007. These results reflect revenue growth from ILFC’s larger aircraft fleet, higher lease rates and utilization, an increase in aircraft sales and lower interest expense.
     Capital Markets reported an $8.85 billion operating loss in the first quarter of 2008, primarily due to $9.11 billion of unrealized market valuation losses related to AIGFP’s super senior credit default swap portfolio. Excluding the effect of the unrealized market valuation losses, AIGFP revenues and operating income increased compared to the first quarter of 2007, due to the effect of adopting FAS 157 and FAS 159, AIGFP enjoyed good performance from its commodity index and currency products and energy and infrastructure investments.
     American General Finance, Inc. (AGF) reported operating income of $11 million in the first quarter of 2008 compared to $50 million in the first quarter of 2007, due to reduced residential mortgage origination volumes, lower revenues from mortgage banking activities and an increase in the allowance for loan losses. First quarter 2007 results included a $128 million charge related to the Office of Thrift Supervision’s Supervisory Agreement and a $65 million recovery from a favorable out of court settlement. AGF’s net finance receivables increased $2.2 billion compared to the first quarter of 2007, and included the purchase of $1.5 billion of finance receivables from Equity One, Inc. in the first quarter of 2008.
     AIG Consumer Finance Group, Inc. reported first quarter 2008 operating income of $11 million compared to $21 million in the first quarter of 2007. Revenues increased 43.0 percent on loan growth, particularly in Poland and Latin America, as well as on revenues from recently acquired business in India and Thailand. The increases in revenues was more than offset by higher expenses associated with branch expansion, acquisition activities and product promotion campaigns.

ASSET MANAGEMENT
     Asset Management first quarter 2008 operating income before net realized capital gains (losses) was $154 million, compared to $778 million in the first quarter of 2007. Guaranteed Investment Contract (GIC) operating income declined due to significantly lower returns on partnership investments. Partnership income in the first quarter of 2008 was $45 million compared to $462 million in the first quarter of 2007. Similarly, other asset management results declined due to lower income from partnership investments. Institutional Asset Management reported $5 million in first quarter 2008 operating income compared to $97 million in the first quarter of 2007. These results reflect lower carried interest revenues, increased depreciation and amortization expense due to additional real estate investments acquired in late 2007 and operating losses of certain consolidated private equity investments. Slightly offsetting the decreases were higher base management fees driven by an increase in non-affiliated client assets under management.
OTHER OPERATIONS
     The first quarter 2008 operating loss from Other Operations, before net realized capital gains (losses) and consolidation and elimination adjustments, was $503 million compared to a $421 million loss in the first quarter of 2007. These results reflect higher interest expense resulting from increased parent company borrowings and a decline in equity earnings in partially owned companies, offset by lower unallocated corporate expenses.
# # #
     Additional supplementary financial data, a presentation on AIG’s businesses with exposure to the current credit market disruption and an update on AIG’s Economic Capital Modeling Initiative are available in the Investor Information section of www.aigcorporate.com.
     A conference call for the investment community will be held Friday, May 9, 2008 at 8:30 a.m. EDT. The call will be broadcast live on the Internet at www.aigwebcast.com. A replay will be archived at the same URL through Friday, May 23, 2008.
# # #
     It should be noted that the remarks made in this press release or on the conference call may contain projections concerning financial information and statements concerning future economic performance and events, plans and objectives relating to management, operations, products and services, and assumptions underlying these projections and statements. It is possible that AIG’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these projections and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections and statements are discussed in Item 1A. Risk Factors of AIG’s Annual Report on Form 10-K for the year ended December 31, 2007, and in Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations of AIG’s Quarterly Report on Form 10-Q for the period ended March 31, 2008. AIG is not under any obligation (and expressly disclaims any such obligations) to update or alter its projections and other statements whether as a result of new information, future events or otherwise.

# # #
     American International Group, Inc. (AIG), a world leader in insurance and financial services, is the leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In addition, AIG companies are leading providers of retirement services, financial services and asset management around the world. AIG’s common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.

Comment on Regulation G
     This press release, including the financial highlights, includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included within the relevant tables or in the First Quarter 2008 Financial Supplement available in the Investor Information section of AIG’s corporate website, www.aigcorporate.com.
     Throughout this press release, AIG presents its operations in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use AIG’s financial information in evaluating the performance of AIG. That presentation includes the use of certain non-GAAP measures. In addition to the GAAP presentations, in some cases, revenues, net income, operating income and related rates of performance are shown exclusive of realized capital gains (losses), the effect of FIN 46(R), the effect of EITF 04-5, the effect of FAS 133, the effect of trading account losses, the effect of remediation activities, the effect of change in actuarial estimate, the effect of expenses of industry wide reviews and the effect of catastrophe-related losses.
     AIG excludes the effects of FIN 46(R) and EITF 04-5, and the effect of hedging activities that did not qualify for hedge accounting treatment under FAS 133, although they are economically effective hedges, because AIG believes that excluding these items permits investors to better assess the performance of the underlying businesses. AIG believes that providing information in a non-GAAP manner is more useful to investors and analysts. Likewise, AIG excludes certain entities consolidated pursuant to FIN 46(R) or EITF 04-5, including certain AIG managed partnerships, private equity and real estate funds, where AIG does not in fact have the economic interest that is presumed to be held by consolidation, because AIG believes this presentation is more meaningful than the GAAP presentation.
     Although the investment of premiums to generate investment income (or loss) and realized capital gains or losses is an integral part of both life and general insurance operations, the determination to realize capital gains or losses is independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, losses can be recorded as the result of other than temporary declines in value without actual realization. In sum, investment income and realized capital gains or losses for any particular period are not indicative of underlying business performance for such period.
     AIG believes that underwriting profit (loss) provides investors with financial information that is not only meaningful but critically important to understanding the results of property and casualty insurance operations. Operating income of a property and casualty insurance company includes three components: underwriting profit (loss), net investment income and realized capital gains (losses). Without disclosure of underwriting profit (loss), it is impossible to determine how successful an insurance company is in its core business activity of assessing and underwriting risk. Including investment income and realized capital gains (losses) in operating income without disclosing underwriting profit (loss) can mask underwriting losses. The amount of net investment income may be driven by changes in interest rates and other factors that are totally unrelated to underwriting performance. Underwriting profit (loss) is an important measurement used by AIG senior management to evaluate the performance of its property and casualty insurance operations. AIG includes the measurement required in statutory financial statements filed with state insurance departments and adjusts for changes in deferred acquisition costs in order to make the measure more consistent with the information provided in AIG’s consolidated financial statements. Further, the equity analysts who follow AIG exclude the realized capital transactions in their analyses for the same reason and consistently request that AIG provide the non-GAAP information.

     Life and retirement services production (premiums, deposits and other considerations), gross premiums written, net premiums written and loss, expense and combined ratios are presented in accordance with accounting principles prescribed or permitted by insurance regulatory authorities because these are standard measures of performance used in the insurance industry and thus allow for more meaningful comparisons with AIG’s insurance competitors.

American International Group, Inc.
Financial Highlights*
(in millions, except per share data)

	Three Months Ended March 31,
	2008	2007 (a)	Change
General Insurance Operations:
Net Premiums Written	$12,080	$12,106	(0.2)%
Net Premiums Earned	11,357	11,219	1.2
Underwriting Profit	405	1,412	(71.3)
Net Investment Income	1,205	1,563	(22.9)
Income before Net Realized Capital Gains (Losses)	1,610	2,975	(45.9)
Net Realized Capital Gains (Losses) (b)	(273)	121	—
Operating Income	$1,337	$3,096	(56.8)%

Loss Ratio	70.43	64.18
Expense Ratio	26.43	23.34
Combined Ratio	96.86	87.52

Life Insurance & Retirement Services Operations:
Premiums and Other Considerations	$9,318	$8,425	10.6%
Net Investment Income	3,803	5,513	(31.0)
Income before Net Realized Capital Gains (Losses)	2,538	2,537	—
Net Realized Capital Gains (Losses) (b)	(4,369)	(256)	—
Operating Income (Loss)	(1,831)	2,281	—

Financial Services Operations:
Operating Income (Loss) excluding FAS 133 and Net Realized Capital Gains (Losses) (c)	(8,545)	444	—
FAS 133 (b)	(76)	(85)	—
Net Realized Capital Gains (Losses) (b)	(151)	(67)	—
Operating Income (Loss)	(8,772)	292	—

Asset Management Operations:
Operating Income before Net Realized Capital Gains (Losses)	154	778	(80.2)
Net Realized Capital Gains (Losses) (b)	(1,405)	(20)	—
Operating Income (Loss)	(1,251)	758	—
Other before Net Realized Capital Gains (Losses)	(503)	(421)	—
Other Net Realized Capital Gains (Losses) (b)	(265)	(49)	—
Consolidation and Elimination Adjustments (b) (d)	21	215	—
Income (Loss) before Income Taxes (Benefits) and Minority Interest	(11,264)	6,172	—
Income Taxes (Benefits) (e)	(3,537)	1,726	—
Income (Loss) before Minority Interest	(7,727)	4,446	—
Minority Interest, after-tax:
Income (Loss) before Net Realized Capital Gains (Losses)	(81)	(323)	—
Net Realized Capital Gains (Losses)	3	7	(57.1)%
Net Income (Loss)	$(7,805)	$4,130	—

Financial Highlights

	Three Months Ended March 31,
	2008	2007 (a)	Change
Net Income (Loss)	$(7,805)	$4,130	—
Net Realized Capital Gains (Losses), net of tax	(3,963)	(56)	—
FAS 133 Gains (Losses), excluding Net Realized Capital Gains (Losses), net of tax	(281)	(205)	—

Adjusted Net Income (Loss)	(3,561)	4,391	—

Effect of Capital Markets Unrealized Market Valuation (Losses) on Super Senior Credit Default Swaps, net of tax (c)	(5,920)	—	—

Earnings Per Share — Diluted:
Net Income (Loss)	(3.09)	1.58	—
Net Realized Capital Gains (Losses), net of tax	(1.57)	(0.02)	—
FAS 133 Gains (Losses), excluding Net Realized Capital Gains (Losses), net of tax	(0.11)	(0.08)	—

Adjusted Net Income (Loss)	(1.41)	1.68	—

Effect of Capital Markets Unrealized Market Valuation (Losses) on Super Senior Credit Default Swaps, net of tax (c)	(2.34)	—	—

Book Value Per Share	$31.93	$39.64	(19.5)%

Average Diluted Common Shares Outstanding (f)	2,528	2,621

*	Including reconciliation in accordance with Regulation G.

(a)	Certain amounts have been reclassified in 2007 to conform to the 2008 presentation.

(b)	Includes gains (losses) from hedging activities that did not qualify for hedge accounting treatment under FAS 133 “Accounting for Derivative Instruments and Hedging Activities”, including the related foreign exchange gains and losses. In the second quarter of 2007, AGF and ILFC began applying hedge accounting to most of their derivatives hedging interest rate and foreign exchange risks associated with their floating rate and foreign currency denominated borrowings.

(c)	Includes $9.11 billion of net unrealized market valuation losses on Capital Markets’ super senior credit default swap portfolio in the first quarter of 2008.

(d)	Includes income from certain AIG managed partnerships, private equity and real estate funds that are consolidated. Such income is offset in minority interest expense, which is not a component of operating income.

(e)	Includes increased reserves of $703 million for uncertain tax positions and discrete period items.

(f)	As a result of the loss reported in first quarter 2008, basic shares outstanding were used for this period.